Exhibit 10.1

SECOND AMENDED AND RESTATED WAIVER AGREEMENT

This Second Amended and Restated Waiver Agreement (this “Agreement”) is dated as of August 12, 2014 (the “Effective Date”) by Caesars Entertainment Operating Company, Inc., a Delaware corporation (the “Company”) and Caesars Entertainment Corporation, a Delaware corporation (“CEC” and, together with the Company, the “Caesars Entities”), for the exclusive benefit of UMB Bank, National Association, as successor trustee and any successor trustee under each of the Indentures (as defined below) (the “Trustee”), and the registered and beneficial holders from time to time of the Senior Secured Notes (as defined below) (collectively, “Holders”).

Reference is made to:

(i)	that certain Indenture dated as of June 10, 2009 (as modified, supplemented and/or amended and in effect on the date hereof, the “11.25% Note Indenture”), among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation (together, the “Harrah’s Issuers”), Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, as Parent Guarantor (the “Parent Guarantor”), and U.S. Bank National Association, as trustee (the “U.S. Bank”), providing for the issuance of $2,095,000,000 in aggregate principal amount of 11- 1⁄4% Senior Secured Notes due 2017 (the “11.25% Notes”);

(ii)	that certain Indenture dated as of February 14, 2012 (as modified, supplemented and/or amended and in effect on the date hereof, the “8.5% Note Indenture”), among Caesars Operating Escrow LLC, Caesars Escrow Corporation (together, the “Escrow Issuers”), the Parent Guarantor and U.S. Bank, providing for the issuance of $1,250,000,000 in aggregate principal amount of 8- 1⁄2% Senior Secured Notes due 2020 (the “8.5% Notes”);

(iii)	that certain Indenture dated as of August 22, 2012 (as modified, supplemented and/or amended and in effect on the date hereof, the “Initial 9% Note Indenture”), among the Escrow Issuers, the Parent Guarantor and U.S. Bank, providing for the issuance of $1,500,000,000 in aggregate principal amount of 9% Senior Secured Notes due 2020 (the “Initial 9% Notes”); and

(iv)	that certain Indenture dated as of February 15, 2013 (as modified, supplemented and/or amended and in effect on the date hereof, the “Additional 9% Note Indenture”, and together with the 11.25% Note Indenture, the 8.5% Note Indenture and the Initial 9% Note Indenture, the “Indentures”),[1] among the Escrow Issuers, the Parent Guarantor and U.S. Bank, providing for the issuance of $1,500,000,000 in aggregate principal amount of 9% Senior Secured Notes due 2020 (the “Additional 9% Notes”, and together with the 11.25% Notes, the 8.5% Notes and the Initial 9% Notes, the “Senior Secured Notes”).

[1]	Capitalized terms used but not defined herein shall have such meanings ascribed to them in the Indentures.

RECITALS:

WHEREAS, pursuant to supplemental indentures executed with respect to each of the Indentures, the Company assumed the respective obligations of the Harrah’s Issuers and the Escrow Issuers under each of the Indentures;

WHEREAS, pursuant to that certain Instrument of Resignation, Appointment and Acceptance, dated July 29, 2014, among the Company, the Trustee, and U.S. Bank, UMB Bank, National Association became the successor trustee to U.S. Bank under each of the Indentures;

WHEREAS, the Trustee and certain of the Holders allege that: (1) the Company and the Parent Guarantor have violated certain provisions of each of the Indentures that give rise to “Defaults” under the Indentures, as that term is defined in the Indentures, including but not limited to those listed in Schedule “A” hereto (the “Specified Defaults”), and (2) the Trustee and the Holders may at any time provide a notice of the Specified Defaults and any additional Defaults to the Company pursuant to Section 6.01 of each of the Indentures (each, a “Notice of Default”) and take such other actions and enforce such other rights as are available under the Indentures and applicable law;

WHEREAS, the Company and the Parent Guarantor disagree with the allegations set forth in the previous paragraph and reserve all of their rights, remedies, claims, and defenses with respect thereto; and

WHEREAS, the Caesars Entities have requested that the Trustee forbear, and the Trustee and certain of the Holders are willing temporarily to forbear from providing a Notice of Default (or, in the case of the 8.5% Note Indenture, from providing any additional Notice of Default) under the Indentures for a limited period of time, without prejudice to their proceeding at any time, to facilitate discussions among the parties, subject to the terms and the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, each of the Caesars Entities, for themselves and their respective successors and assigns, waive, understand, and agree as follows:

I.

AGREEMENT

1. No Restraint on Notices of Default or Remedies. Each of the Caesars Entities hereby agrees that neither the Trustee nor the Holders shall be restricted, limited, or prohibited from providing a Notice of Default with respect to any or all Defaults under any or all of the Indentures at any time on or after the Effective Date of this Agreement, or from taking such other actions and enforcing such other rights as are available under the Indentures and applicable law. The Caesars Entities reserve their rights under the Indentures and applicable law, including without limitation the right to challenge or defend against any Notice of Default or corresponding alleged Default on any basis not inconsistent with the terms of this Agreement.

2. Relation Back. Each of the Caesars Entities hereby agrees that, if the Trustee or Holders provide a Notice of Default under any or all of the Indentures at any time on or after the Effective Date of this Agreement, such Notice of Default in respect of Specified Defaults under the applicable Indenture will be deemed to have been given as of the Effective Date of this Agreement for any and all purposes; provided that each Specified Default alleged in such Notice of Default under Section 6.01(c) or (j) of any or all of the Indentures shall become an Event of Default under the Indenture as to which such Notice of Default has been given if the Company does not cure each such Default within three (3) calendar days after such Notice of Default is provided; provided further that, notwithstanding the foregoing, the Company reserves and retains all rights to challenge whether or not any such Specified Defaults constitute actual Defaults under the applicable Indentures.

3. Waiver. Each of the Caesars Entities hereby agrees not to allege, contend, assert directly or indirectly, plead, raise by claim or defense, challenge, or otherwise contend that the rights of the Trustee or Holders to take such actions and to enforce such rights as are available under the Indentures or applicable law are in any manner restricted, limited, or otherwise prejudiced due to any delay or failure to provide a Notice of Default on or after the Effective Date of this Agreement to the extent such claim or defense or challenge would be inconsistent with the terms of this Agreement.

4. Reliance. Each of the Caesars Entities hereby acknowledges and understands that any delay or failure on the part of the Trustee or Holders to provide a Notice of Default on or after the Effective Date of this Agreement is in reliance upon the representations and agreements contained in this Agreement.

5. Inadmissibility. The Caesars Entities agree that they will not use this Agreement or the existence thereof as a basis for seeking any relief in any court concerning or related to the rights and obligations under the first lien indentures (other than in defense of any action to enforce the terms of this Agreement) and agree that this Agreement shall be inadmissible for any such use.

II.

MISCELLANEOUS

6. Representations and Warranties. Each of the Caesars Entities hereby represents and warrants jointly and severally that:

(a) It has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement have been duly authorized by all requisite corporate action on the part of the Caesars Entities.

(c) This Agreement has been duly and validly executed and delivered by the Caesars Entities and constitutes legal, valid, and binding obligations of the Caesars Entities enforceable against the Caesars Entities in accordance with its terms.

7. Effectiveness. This Agreement shall become effective as of the Effective Date upon the execution by each of the Caesars Entities of their respective counterparts of this Agreement and the delivery thereof to the Trustee. Subject to written extension by the Caesars Entities, any Notice of Default that is provided after April 9, 2015, shall not have the benefit of paragraph 2 of this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Fax or email counterparts shall be deemed original counterparts.

9. Reservation of Rights. Nothing in this Agreement shall be deemed to constitute a restriction, limitation, or waiver by the Trustee or Holders of any right or remedy, whether now existing or hereafter arising, that the Trustee or Holders may have under the Indentures, that certain Waiver Agreement executed by the Caesars Entities on or about August 12, 2014, that certain Amended and Restated Waiver Agreement dated as of August 12, 2014, executed by the Caesars Entities, or applicable law. Other than as provided for in this Agreement, nothing herein shall restrict, limit or otherwise prejudice the rights of the Caesars Entities with respect to any Notice of Default, including without limitation any action by the Caesars Entities not inconsistent with the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above, by their respective duly authorized officers.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:	/s/ Mary E. Higgins
Mary E. Higgins
CFO

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Eric Hession